FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-160463

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 14 DATED APRIL 27, 2012

TO THE PROSPECTUS DATED JULY 15, 2011

This Supplement No. 14 supplements, and should be read in conjunction with, the prospectus of Resource Real Estate Opportunity REIT, Inc. dated July 15, 2011. This Supplement No. 14 supersedes and replaces all prior supplements to the prospectus. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc. and, as required by context, Resource Real Estate Opportunity OP, LP, which we refer to as our “Operating Partnership,” and to their subsidiaries. Unless otherwise defined in this Supplement No. 14, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of our public offering;

•	information with respect to our investments;

•	selected financial data;

•	information about our distributions;

•	information about our share redemption program;

•	dilution information with respect to our shares;

•	compensation to our advisor and its affiliates;

•	updates to the “Prior Performance Summary” section of our prospectus;

•	experts information;

•	information incorporated by reference;

•	updated prior performance tables for the year ended December 31, 2011.

Status of Offering

We commenced this initial public offering of shares of our common stock on June 16, 2010. As of April 12, 2012, we had accepted aggregate gross offering proceeds of approximately $95.1 million related to the sale of approximately 9.6 million shares of stock, all of which were sold in this primary offering. As of April 12, 2012, approximately 65.4 million shares of our common stock remain available for sale in our primary offering, and 7.5 million shares of our common stock remain available for issuance under our distribution reinvestment plan. This offering will terminate on or before June 16, 2012 (unless extended by our board of directors for an additional year or as otherwise permitted by applicable securities law).

Prior to the commencement of this offering, we conducted a private placement offering to accredited investors of up to $50,000,000 in shares of common stock at $10.00 per share. The private placement offering terminated on June 9, 2010 and, as of that date, we had accepted aggregate gross offering proceeds of approximately $12.8 million related to the sale of 1,283,727 shares of common stock.

Investments Summary

Real Estate Investments

As of December 31, 2011, we owned four multifamily properties encompassing approximately 739,000 rentable square feet. We acquired these properties from third parties unaffiliated with us or our advisor. The following is a summary of our real estate properties as of December 31, 2011:

Multifamily Community Name	City and State	Number of Units	Date of Acquisition	Purchase Price (1)		Year of Construction	Average Unit Size (Sq. Ft.)	Physical Occupancy Rate (2)	Effective Monthly Rental Revenue per Unit (3)
Iroquois Apartments	Philadelphia, PA	133 (4)	August 2, 2011 (5)	$12,000,000	(5)	1961	878	93%	$853
Town Park	Birmingham, AL	270	March 2, 2011 (6)	$6,250,000	(6)	1980	947	89%	$510
Arcadia at Westheimer	Houston, TX	404	October 5, 2010 (7)	$7,800,000	(7)	1980	897	88%	$407
107th Avenue	Omaha, NE	5	August 26, 2010	$250,000		1961	860	100%	$508

(1)	Purchase price excludes closing costs and acquisition expenses.
(2)	Physical occupancy rate is defined as the units occupied as of December 31, 2011 divided by the total number of residential units.
(3)

Effective monthly rental revenue per unit has been calculated based on the leases in effect as of December 31, 2011, adjusted for any tenant concessions, such as free rent. Effective monthly rental revenue per unit only includes base rents for the occupied units, including affordable housing payments and subsidies; and does not include other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts.

(4)

In addition to its apartment units, Iroquois Apartments contains five commercial spaces, two of which are occupied, and a number of antennae on the roof of the property that generate additional income.

(5)

Iroquois Apartments originally served as the collateral for a non-performing promissory note that we purchased on June 17, 2011. The contract purchase price for the note was $12.0 million, excluding closing costs. Upon acquiring the note, we contacted the borrower but were unsuccessful in any attempt to restructure the loan or negotiate a discounted payoff of the note. After these efforts proved unsuccessful, we scheduled a sheriff’s sale of Iroquois Apartments and, on August 2, 2011, we were the successful bidder at such sheriff’s sale and formally received title to the property.

(6)

Town Park (formerly known as Crestwood Crossings) originally served as collateral for two non-performing promissory notes that we purchased on December 21, 2010. The contract purchase price for the notes was $6.25 million, excluding closing costs. Upon acquiring the notes, we discussed with the borrower the possibility of a note restructuring or discounted payoff. After these efforts proved unsuccessful, we commenced foreclosure proceedings and, on March 2, 2011, formally received title to the property.

(7)

Arcadia at Westheimer originally served as the collateral for a non-performing promissory note that we purchased on September 3, 2010. The contract purchase price for the note was $7.8 million, excluding closing costs. Upon acquiring the note, we discussed with the borrower the possibility of a note restructuring or discounted payoff. After these efforts proved unsuccessful, we commenced foreclosure proceedings and, on October 5, 2010, formally received title to the property.

We believe that our multifamily communities are suitable for their intended purposes and adequately covered by insurance. There are a number of comparable properties located in the same submarkets that might compete with them. We have made significant renovations and improvements to Town Park and Arcadia at Westheimer. Approximately $1.4 million in offering proceeds was used to refurbish 53 down units and renovate the interiors of all other units at Town Park. In addition, approximately $3.5 million was allocated from offering proceeds for façade repairs and repainting, upgrades to the security system, HVAC replacement, electrical system upgrades and interior repairs at Arcadia at Westheimer. With the exception of routine interior renovations, which will continue over the next nine months, these renovations to Arcadia at Westheimer have been completed. We have also allocated approximately $3.0 million for façade repairs, common area renovations (including lobby, elevators, hallways, leasing center, etc.) and unit interior renovations at Iroquois Apartments over the next six months.

Real Estate-Related Investments

As of December 31, 2011, we owned five real estate loans receivable that we acquired from third parties unaffiliated with us or our advisor.

Loan Name Location of Related Property or Collateral	Date of Acquisition	Property Type	Loan Type	Payment Type	Purchase Price (1)	Outstanding Principal Balance	Contractual Interest Rate	Maturity Date	Book Value as of December 31, 2011(2)
Cannery Note(3) Dayton, OH	May 13, 2011	Multifamily	Non-performing mortgage	(4)	$7,100,000	$13,900,000	(4)	(4)	$7,100,000
Heatherwood Note(5) Detroit, MI	March 15, 2011	Multifamily	Non-performing mortgage	(4)	$1,640,646	$2,573,578	(4)	(4)	$1,640,646
Peterson Note Kalamazoo, MI	March 15, 2011	Multifamily	Performing mortgage(6)	Principal and Interest	$209,999	$238,167	Five-year Constant Maturity Treasury Rate plus 2.75%	12/31/11(6)	$235,429
Trail Ridge Note Columbia City, IN	March 15, 2011	Multifamily	Performing mortgage	Principal and Interest	$699,999	$1,043,760	Federal Home Loan Bank Community Investment Program Rate plus 2.25%	10/28/21	$721,158
Campus Club (7) Tampa, FL	October 21, 2011	Student Housing	Non-performing mortgage	(4)	$8,300,000	$10,500,000	(4)	(4)	$8,300,000

(1)	Purchase price represents the amount funded by us to acquire the loan and does not include closing costs and direct acquisition fees.
(2)	Book value of real estate loans receivable represents outstanding principal balance adjusted for unamortized acquisition discounts, acquisition fees, and direct acquisition costs.
(3)

On December 21, 2011, we entered into a settlement agreement with the borrower whereby the borrower will agree to a consensual foreclosure of the Cannery Note and pay all net cash flow from the property to us each month until the foreclosure is complete in exchange for our allowing the borrower to retain $150,000 in the property’s operating account upon the transfer of title to us.

(4)

We do not expect non-performing mortgages to perform in accordance with their contractual terms, including the repayment of the principal amount outstanding under the loans, the payment of interest at the stated amount on the face of the notes or the repayment of the loans upon their maturity dates. Thus, traditional loan metrics such as loan-to-value, principal and interest due, interest terms and maturity date are not useful measures for these investments.

(5)

On August 8, 2011, we were the successful bidder at a foreclosure sale of the property collateralizing the Heatherwood Note; however, we did not take title to the property until the borrower’s redemption period terminated in February 2012.

(6)

After acquisition, the borrower under the Peterson Note defaulted by failing to pay the balance of the Peterson Note upon maturity. We have negotiated a forbearance agreement with the borrower and the borrower has continued to pay in accordance with the forbearance agreement.

(7)	On February 9, 2012, we were the successful bidder at a foreclosure sale of the property collateralizing the Campus Club Note. We took title to the property on February 21, 2012.

Oberlin Note

On March 15, 2011, we acquired a non-performing promissory note secured by a mortgage encumbering a 32-unit apartment community located in Oberlin, Ohio (the “Oberlin Note”). The purchase price for the Oberlin Note was $578,903. The Oberlin Note matured on March 5, 2011 and was in default at the time of our acquisition. The outstanding balance on the Oberlin Note at the time of our acquisition was $919,787. On August 3, 2011, we entered into a forbearance agreement with the borrower, Oberlin Estate, Ltd. (the “Oberlin Borrower”) to allow the Oberlin Borrower more time to refinance the property. On September 23, 2011, the Oberlin Borrower paid off its obligations under the Oberlin Note by paying $850,294 to us. Net proceeds to us after fees and costs totaled $223,898.

Investment Activity Subsequent to December 31, 2011

Deerfield Note

On March 21, 2012, we, through a wholly owned subsidiary, purchased, at a discount, a non-performing promissory note (the “ Deerfield Note”), secured by a first priority mortgage on a multifamily townhome community, from an unaffiliated seller, U.S. Bank National Association. The contract purchase price for the Deerfield Note was $10.3 million, excluding closing costs, and was funded with the proceeds from this offering. The contract purchase price was approximately 52.2% of the $19.75 million outstanding principal balance of the Deerfield Note (as of March 21, 2012). The Deerfield Note was originated in March 2007 in the original principal amount of $19.75 million. The borrower, Deerfield Luxury Townhomes, LLC (the “Borrower”), is in default on the Deerfield Note for failure to make monthly debt service payments.

The Deerfield Note is secured by a mortgage encumbering the Deerfield Luxury Townhomes (“Deerfield”), a 166 unit multifamily townhome community located in Hermantown, Minnesota. Deerfield was constructed in 1993. Deerfield has an effective occupancy of 76.5% and offers tenants amenities including an outdoor pool, fitness center, clubhouse, basketball court, and sauna. The purchase price represents a 66% discount to our estimate of the replacement cost of the property if built today.

The Borrower is not affiliated with us or our advisor. As of March 21, 2012, the outstanding loan balance on the Deerfield Note was approximately $19.75 million, plus unpaid interest and late fees.

Bristol Apartments

On March 27, 2012, we, through a wholly owned subsidiary, acquired a multifamily community known as the Bristol Apartments located in Houston, Texas (“Bristol”) from an unaffiliated seller, Tritex Real Estate Advisors II, Inc. Bristol is an 856-unit multifamily community located on an approximately 32-acre site with amenities, including but not limited to, a clubhouse, swimming pool, fitness center, and playground. Bristol was constructed in 1979 and is currently 52% leased.

The purchase price for Bristol was approximately $11.4 million plus closing costs. We funded the purchase price with proceeds from this offering. The purchase price represents a 78% discount to our estimate of the replacement cost of the property if built today.

We believe that Bristol is suitable for its intended purpose and adequately insured. We intend to make renovations and improvements to Bristol. Improvements will include new roofs and the repainting of the entire property, as well as bringing all down units back to leasable condition.

Outstanding Debt Obligations

Credit Facility

On December 2, 2011, we, through our Operating Partnership, entered into a secured revolving credit facility (the “Credit Facility”) with Bank of America, N.A. (“Bank of America”), as lender. Under the Credit Facility, we may borrow up to $25.0 million (the “Facility Amount”). Draws under the Credit Facility will be secured by those certain multifamily properties directly owned by our subsidiaries which we have elected to add to the borrowing base. The proceeds of the Credit Facility may be used by us for working capital, property improvements and other general corporate purposes.

The entire unpaid principal balance of all borrowings under the Credit Facility and all accrued and unpaid interest thereon will be due and payable in full on December 2, 2014, which date may be extended to December 2, 2015 subject to satisfaction of certain conditions and payment of an extension fee equal to 0.25% of the amount committed under the Credit Facility. We may borrow under the Credit Facility at a rate equal to LIBOR plus 3.0%. In addition, we incurred certain closing costs in connection with the Credit Facility, including a loan fee equal to 0.375% of the Facility Amount, which fee was payable to Bank of America. We are required to make monthly interest-only payments. We also may prepay the Credit Facility in whole or in part at any time without premium or penalty.

Our Operating Partnership’s obligations with respect to the Credit Facility are guaranteed by us, pursuant to the terms of a guaranty dated as of December 2, 2011 (the “Guaranty”). The Credit Facility and the Guaranty contain, among others, the following restrictive covenants:

•	We must maintain a minimum tangible net worth equal to at least (i) 200% of the outstanding principal amount of the Credit Facility and (ii) $20 million.

•	We must also maintain unencumbered liquid assets with a market value of not less than the greater of (i) $5 million or (ii) 20% of the outstanding principal amount of the Credit Facility.

•	We may not incur any additional secured or unsecured debt without Bank of America’s prior written consent and approval, which consent and approval is not to be unreasonably withheld.

We are currently in compliance with all such covenants. Although we expect to remain in compliance with these covenants for the duration of the term of the Credit Facility, depending upon our future operating performance, capital raising success, property and financing transactions and general economic conditions, we cannot assure you that we will continue to be in compliance. As of April 12, 2012, the amount outstanding under the Credit Facility is $399,912.

Iroquois Mortgage Loan

On April 3, 2012, we, through our wholly owned subsidiary entered into a mortgage loan (the “Iroquois Mortgage Loan”) with Berkadia Commercial Mortgage LLC, as lender, to borrow approximately $9.2 million. The Iroquois Mortgage Loan matures on May 1, 2017. The Iroquois Mortgage Loan bears interest at the one-month LIBOR plus 2.61%.

The Iroquois Mortgage Loan requires monthly payments of principal and interest. The amount outstanding under the Iroquois Mortgage Loan may be prepaid in full after the first year of its term with payment of a prepayment premium in the amount of 1% of the principal being repaid and with no prepayment premium during the last three months of its term. The Iroquois Mortgage Loan is secured by a first mortgage lien on the assets of the Iroquois Apartments, including the land, fixtures, improvements, leases, rents and reserves.

The Iroquois Mortgage Loan contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, all as set forth in the Iroquois Mortgage Loan. We are currently in compliance with all such covenants.

Selected Financial Data

The following selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference into this prospectus:

	As of December 31,
	2011	2010
Balance Sheet Data (in thousands)
Total assets	$68,706	$24,354
Total liabilities	$5,789	$5,131

Total stockholders’ equity	$62,917	$19,223

	For the Year Ended December 31,
	2011	2010
Operating Data (in thousands, except for per share amounts)
Rental income	$3,976	$243
Gain on payoff of loan held for investment	250	—
Interest income	161	41

	4,387	284

Total expenses	11,506	2,359

Interest expense	(7)	—
Interest expense – related party	(3)	—
Net loss	$(7,129)	$(2,075)

Weighted average shares outstanding	5,325	1,163

Basic and diluted loss per share	$(1.34)	$(1.78)

N/M Not Meaningful

	For the Year Ended December 31,
	2011	2010
Other data (in thousands)
Net cash used in operating activities	$(5,499)	$(1,406)

Net cash used in investing activities	(33,301)	(14,913)

Net cash provided by financing activities	48,346	21,135

Distributions

We have paid five separate stock distributions to our stockholders of record at the close of business on February 28, 2011, May 31, 2011, August 31, 2011, December 30, 2011 and March 31, 2012. Each stock distribution consisted of 0.015 shares of our common stock, $0.01 par value per share, or 1.5% of each outstanding share of common stock.

We believe that these stock distributions should be tax-free transactions for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such non-taxable distributions is expected to begin on the date the taxpayer acquired the common stock which is the date that the distribution was made. You should consult your own tax advisors regarding the tax consequences of these stock distributions.

Share Redemption Program

Our share redemption program contains numerous restrictions on your ability to redeem your shares. Generally, during each calendar year, the cash available for redemption will be limited to the proceeds from the sale of shares under our distribution reinvestment plan plus, if we had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year. This restriction may significantly limit your ability to have your shares redeemed pursuant to our share redemption program. We did not declare any cash distributions to our stockholders during 2010 and 2011, so we had no distribution reinvestment plan proceeds in 2010 and 2011. Also, we had negative operating cash flow in 2010 and 2011. Accordingly, because of the restrictions described above, we had no funds available for redemption under our share redemption program in 2011. As of December 31, 2011, we had not received any share redemption requests. It is unclear at this time whether we will have any funds available for redemption under our share redemption program in 2012.

On July 21, 2011, our board of directors adopted an amendment to our share redemption program. The amendment provides that any stock distributions we have issued, and may issue in the future, will be included in the “issue price”

adjustment as it pertains to the determination of the purchase price per share for shares redeemed. The amendment also provides that the purchase price per share for shares redeemed after we establish an estimated value per share will equal the greater of (i) 90% of the average issue price per share for all of an investor’s shares (as adjusted for any stock distributions, stock combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 100% of the estimated value per share, as determined by our advisor or another firm chosen for that purpose.

Dilution of the Net Tangible Book Value of our Shares

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated simply as total book value of assets (exclusive of certain intangible items including deferred offering costs) minus total liabilities, divided by the total number of shares of common stock outstanding. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) fees paid in connection with our public offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, and (iii) stock distributions that we have made. As of December 31, 2011, our net tangible book value per share was $6.91. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2011 was $10.00 per share.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Compensation to our Advisor and its Affiliates

Summarized below are the fees earned by and expenses reimbursable to our advisor, the dealer manager and property manager and their affiliates for the years ended December 31, 2011 and December 31, 2010 and any related amounts payable as of December 31, 2011 and December 31, 2010 (amounts in thousands):

Type of Compensation	Incurred For the		Payable as of
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010
Selling Commissions	$3,771	$805	$92	$13
Dealer Manager Fee	$1,710	$327	$45	$3
Reimbursement of Other Organization and Offering Expenses	$600	$1,100	$1,900	$2,700
Acquisition Fees & Expense Reimbursements	$726	$388	—	—
Asset Management Fee	$343	$29	$7	—
General and Administrative Expenses	$800	$700	$1,750	$900
Property Management Fee	$301	$48	$46	$16
Total	$8,251	$3,397	$3,840	$3,632

Prior Performance Summary

The following information supersedes the disclosure in the prospectus under the heading “Prior Performance Summary.”

The information presented in this Prior Performance Summary and in the Prior Performance Tables included in this supplement as Appendix A represents the summary historical experience of real estate programs sponsored by (a) Resource Real Estate, our sponsor, through December 31, 2011, and (b) Resource America, our sponsor’s ultimate parent, through December 31, 2011. We define such a program as a fund in which passive investors pool their money and rely on the efforts of Resource Real Estate or Resource America and their affiliates to manage the fund and to acquire real estate that was not identified at the time of the commencement of the fund’s offering. Investors in our company should not assume that they will experience returns comparable to those experienced by investors in these prior real estate programs.

During the ten-year period ending December 31, 2011, Resource Real Estate sponsored eight real estate investment programs and co-sponsored two additional real estate investment programs with an unaffiliated third party. These ten programs were formed for the purpose of acquiring and operating commercial and residential real estate properties, primarily consisting of multifamily apartment properties as well as retail, office and industrial properties in the United States. All but two of the programs are private programs that have no public reporting requirements. All of the programs have investment objectives similar to our own. Since 1997, Resource America, Inc., the ultimate parent of Resource Real Estate, had sponsored two publicly traded REITs; Resource Capital (NYSE: RSO) in 2005 and RAIT Financial (NYSE: RAS) in 1998. Resource Capital is externally managed by affiliates of our sponsor. Resource America sponsored RAIT Financial’s initial public offering in 1998 by creating the initial RAIT Financial entity, selling RAIT Financial its initial portfolio of assets, retaining an initial 15% ownership interest and the right to appoint one member to its board of trustees; however, Resource America did not serve as the external manager or advisor of RAIT Financial and currently has no ownership interest in RAIT Financial. We do not include information regarding RAIT Financial in this summary or in the related prior performance tables because RAIT Financial was sponsored by Resource America more than 10 years ago.

From inception through December 31, 2011, the two public real estate programs sponsored by Resource Real Estate referenced above, Resource Real Estate Investors 6, L.P. and Resource Real Estate Investors 7, L.P., raised gross offering proceeds of $35,000,000 from 578 investors and $30,911,393 from 587 investors, respectively (excluding Resource Capital Partners’ investment). Through December 31, 2011, the public real estate programs purchased interests in ten real estate properties for a total investment of $111,600,000. All of the properties are multifamily residential and none of the properties were newly constructed when purchased. As of December 31, 2011, none of these interests in real estate properties had been sold.

From inception through December 31, 2011, the private programs sponsored by Resource Real Estate referenced above raised gross offering proceeds of $200,436,436 from 3,099 investors. As of December 31, 2011, the private programs held interests in 33 real estate properties for a total investment of $320,981,500. All of these 33 properties are multifamily residential and none of the properties were newly constructed when purchased. As of December 31, 2011, the private programs had sold six previously acquired real estate properties.

From inception through December 31, 2011, Resource Capital, a public real estate program sponsored by Resource America that invests in commercial real estate related assets such as whole loans, A-Notes, B-Notes, mezzanine loans and mortgage-related securities and commercial finance assets such as other asset-backed securities, senior secured corporate loans, equipment leases and notes, trust preferred securities, debt tranches of collateralized debt obligations, raised gross offering proceeds of $685.5 million from private and public investors. Through December 31, 2011, Resource Capital had a total of $910.0 million of capital commitments in commercial real estate related assets. As of December 31, 2011, 12 of its real estate related investments had been paid off.

Acquisition Summary

During the ten- and three-year periods ending December 31, 2011, Resource Real Estate and its affiliates sponsored or co-sponsored programs that acquired 47 properties and 13 properties, respectively, all of which were multifamily residential properties. Information regarding the location of each property is summarized below.

Public Programs

	Ten Year Period Ending December 31, 2011	Three Year Period Ending December 31, 2011

Location	No. of Properties	No. of Properties
Georgia	1	—
Maine	3	—
Texas	6	—

Total	10	—

Private Programs

Location	No. of Properties	No. of Properties
Arkansas	6	—
California	3	—
Georgia	3	—
Kansas	4	—
Kentucky	1	—
Missouri	1	1
New Mexico	3	—
North Carolina	1	—
Pennsylvania	1	—
Tennessee	3	2
Texas	12	3

Total	38	6

All Programs – Method of Financing at Acquisition	No. of Properties	No. of Properties
All debt	0	0
All cash	4	4
Combination of cash and debt	44	2

Total	48	6

For more detailed information regarding acquisitions, please see Table VI contained in Part II of the registration statement, which is not part of this supplement. We will provide a copy of Table VI to you upon written request and without charge.

Public Programs

Resource Real Estate Investors 6, L.P.

Resource Real Estate Investors 6, L.P., or RREI VI, is a Delaware limited partnership formed on July 26, 2007 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. RREI VI sold 3,508,814 units to 578 investors (excluding Resource Capital Partners’ investment) in a private placement offering, which began on October 1, 2007 and ended on May 19, 2008 and raised $35,000,000 (excluding Resource Capital Partners’ investment) of gross offering proceeds. Resource Real Estate has served as the sponsor and its affiliate has served as the manager of RREI VI since its inception. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, $1,333,033 of investment management fees due to Resource Capital Partners, Inc. had been accrued. In the RREI VI program, the investment management fees are required to be accrued until the investors receive the applicable priority return for the program. In addition, $67,251 of the property management fee had been accrued.

During 2008 RREI VI exceeded 500 security holders and had assets of more than $10,000,000, which combination triggered its obligation to file a registration statement with the SEC. The required Form 10 registration statement for RREI VI was timely filed on April 30, 2009. Pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Form 10 went effective by lapse of time on June 29, 2009. RREI VI has a planned liquidation date of eight years from its offering commencement date with the possibility of two one-year extensions.

As of December 31, 2011, RREI VI had purchased five properties, amounting to a total investment by RREI VI of $60,300,000 (RREI VI’s purchase price, including RREI VI’s aggregate share of debt financing at acquisition). Of the five properties, three were in Texas and two were in Maine. As of December 31, 2011, none of these properties had been sold. The properties, which are described below, are all multifamily residential properties.

As of December 31, 2011, RREI VI owned interests in the following properties:

Property Name	Ownership Interest	Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs(2)	Share of Mortgage Debt at Purchase	No. of Units	Location
Memorial Towers	100.0%	12/18/07	$9,250,000	$311,000	$7,400,000	112	Houston, TX
Villas of Henderson Pass	100.0%	12/27/07	$13,350,000	$376,000	$10,800,000	228	San Antonio, TX
Foxcroft	100.0%	01/29/08	$12,000,000	$335,000	$8,760,000	104	Scarborough, ME
Coach Lantern	100.0%	01/29/08	$10,800,000	$366,000	$7,884,000	90	Scarborough, ME
Park Hill	100.0%	02/29/08	$14,900,000	$429,000	$10,430,000	288	San Antonio, TX

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.

As of December 31, 2011, RREI VI had purchased three subordinated notes, amounting to a total investment by RREI VI of $2,571,000. As of December 31, 2011, none of these notes had been sold. The notes, which are described below, are all secured by multifamily, residential properties.

Underlying Property Name	Location	Ownership Interest	Purchase Date	Purchase Price (1)	Face Value	Maturity Date	Interest Rate
Acacia(2)	San Bernardino, CA	100.0%	2/11/07	$1,679,000	$2,000,000	8/11/16	10.27%
Hillwood(2)	Montgomery, AL	100.0%	2/5/07	$378,000	$400,000	1/8/17	10.97%
Southern Cove(2)	Las Vegas, NV	100.0%	2/5/07	$514,000	$500,000	5/8/17	12.75%

(1)	Purchase price reflects discount and includes acquisition costs.
(2)	The subordinated note has been placed on non-accrual status.

RREI VI is subject to upfront commissions, fees and expenses associated with its offering and it has fee arrangements with Resource Real Estate and its affiliates. Please see Table I, Experience in Raising and Investing Funds and Table II, Compensation to Sponsor under Appendix A “Prior Performance Tables” to this supplement.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with RREI VI, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we will also furnish upon request copies of the exhibits to the Form 10-K. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that RREI VI files electronically with the SEC.

Resource Real Estate Investors 7, L.P.

Resource Real Estate Investors 7, L.P. (“RREI VII”) is a Delaware limited partnership formed on March 28, 2008 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. RREI VII issued 3,274,654 units to 587 investors in a private placement offering, which began on June 16, 2008 and ended on August 31, 2009 and raised $30,911,393 of gross offering proceeds (excluding investment by Resource Capital Partners). Resource Real Estate has served as the sponsor and its affiliate has served as the manager of RREI VII since its inception. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, $893,452 of investment management fees due to Resource Capital Partners, Inc. from RREI VII had been accrued. In the RREI VII program, the investment management fees are required to be accrued until the investors receive the applicable priority return for the program. In addition, $50,343 of the property management fee due to affiliates of our sponsor had been accrued.

As of December 31, 2011, RREI VII had purchased interests in five properties, amounting to an investment by RREI VII of $51,300,000 (RREI VII’s aggregate share of purchase price, including RREI VII’s aggregate share of debt financing at acquisition). Of the five properties, three were in Texas, one was in Maine and one was in Georgia. As of December 31, 2011, none of these properties had been sold. The properties, which are described below, are all multifamily residential properties.

As of December 31, 2011, RREI VII owned interests in the following properties:

Property Name	Ownership Interest	Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs(2)	Share of Mortgage Debt at Purchase	No. of Units	Location
Tamarlane(3)	100.0%	07/31/08	$12,250,000	$383,000	$9,925,000	115	Portland, ME
Bent Oaks	100.0%	12/10/08	$7,650,000	$252,000	$6,120,000	146	Austin, TX
Woodhollow	100.0%	12/12/08	$6,550,000	$215,000	$5,240,000	108	Austin, TX
Cape Cod	100.0%	12/10/08	$8,150,000	$257,000	$6,362,000	212	San Antonio, TX
Woodland Hills	100.0%	12/19/08	$16,700,000	$457,000	$13,590,000	228	Decatur, GA

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(3)	On April 23, 2008, an affiliate of our sponsor acquired 100% ownership interest in Tamarlane. On July 31, 2008, RREI VII acquired Tamarlane from this affiliate.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with RREI VII, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we will also furnish upon request copies of the exhibits to the Form 10-K. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that RREI VII files electronically with the SEC.

Resource Capital Corp.

Resource Capital is a Maryland corporation that was formed on January 31, 2005 to invest in commercial real estate related assets such as whole loans, A-Notes, B-Notes, mezzanine loans and mortgage-related securities and commercial finance assets such as other asset-backed securities, senior secured corporate loans, equipment leases and notes, trust preferred securities, debt tranches of collateralized debt obligations. Resource Capital’s common stock has traded on the New York Stock Exchange since February 7, 2006. As of December 31, 2011, Resource Capital had 79,877,516 shares of stock outstanding and had no planned liquidation date. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, Resource Capital owned a total of $910.0 million in commercial real estate related assets as follows:

Types of Commercial Real Estate Related Assets(1)	Number of Assets	Unpaid Principal Balance(2)	Weighted Average Annual Interest Rate(3)
Whole Loans	33	$554,044,092	4.81%
Mezzanine Loans	5	$67,842,095	4.88%
B-Notes	1	$16,578,552	8.68%
Real Property	4	$55,873,650	N/A
Commercial Mortgage Backed Securities	56	$215,681,031	4.69%

(1)

All of the properties underlying Resource Capital’s whole loans, mezzanine loans and B-Notes are rental properties located in various states including: Arizona, California, Colorado, Connecticut, Florida, Illinois, Indiana, Nevada, New Mexico, New York, Tennessee, Texas and Washington.

(2)	There are no assets in default.
(3)

The weighted average of the current annual interest rate was calculated by taking the sum of the product of the unpaid principal balance for each asset in a given class and the current annual interest rate for that asset and then dividing that subtotal by the total aggregate unpaid principal balance of the asset for that particular class.

As of December 31, 2011, eight of Resource Capital’s previous real estate related investments, with original dollar amounts of $138,682,834, had been paid off. As of December 31, 2011, Resource Capital had disposed of its interest in the following real estate related investments:

Date	Investment	Total Dollar Amount Invested	Total Proceeds from Sale of Investment(1)
2006	Investment A-Agency RMBS Portfolio 1	$125,380,429	$124,189,742
2006	Investment B-Agency RMBS Portfolio 2	$763,414,282	$753,194,880
2007	Investment C-ABS/RMBS CDO Sale of Preference Equity 10% interest	$2,700,000	$5,000
2007	Investment C-ABS/RMBS CDO Sale of Preference Equity 90% interest	$24,300,000	$10
2007	Investment D-Self Originated Loan-50% interest	$20,131,750	$20,131,750
2007	Investment E-Self Originated Loan-50% interest	$10,160,000	$10,160,000
2007	Investment F-Self Originated Loan-50% interest	$10,955,900	$10,955,900
2008	Investment G-Purchased Security	$10,000,000	$8,000,000
2009	Investment H-Self Originated Loan-100% interest	$16,290,200	$7,758,000
2009	Investment I-Self Originated Loan-100% interest	$13,550,000	$5,895,000
2009	Investment J-Purchased Security	$1,398,150	$1,618,628
2009	Investment K-Purchased Security	$320,000	$290,000
2010	Investment L-Purchased Security	$3,100,000	$1,759,250
2010	Investment M-Purchased Mezzanine Loan	$20,000,000	$17,000,000
2010	Investment N-Purchased BNote	$23,498,627	$19,825,000
2010	Investment O-Purchased Security	$5,000,000	$4,351,563
2010	Investment P-Purchased Security	$4,233,000	$4,294,338
2010	Investment Q-Purchased Security	$3,835,000	$3,858,969
2011	Investment R-Purchased Mezzanine Loan	$19,131,579	$9,565,579
2011	Investment S-Purchased Mezzanine Loan	$20,000,000	$15,000,000
2011	Investment T-Purchased B Note	$15,000,000	$12,750,000
2011	Investment U-Purchased Mezzanine Loan	$19,416,219	$19,416,219
2011	Investment V-Purchased Security	$3,290,157	$4,542,969
2011	Investment W-Purchased Security	$3,533,744	$4,581,250
2011	Investment X-Purchased Security	$3,406,937	$4,623,047
2011	Investment Y-Purchased B Note	$14,405,000	$12,964,500

(1)	All were loans or securities that were sold during the period indicated above.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with Resource Capital, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we will also furnish upon request copies of the exhibits to the Form 10-K. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that Resource Capital files electronically with the SEC.

Private Programs

Over the 10-year period ending December 31, 2011, Resource Real Estate and its affiliates sponsored eight private real estate investment programs (not including RREI VI and RREI VII, which were private programs but are now public reporting companies) and co-sponsored two additional private real estate investment programs. The first of these programs was formed in 2002. Each of the ten real estate programs described below has a planned liquidation date of eight years from its respective offering commencement dates with the possibility of two one-year extensions, except Resource Real Estate Opportunity Fund, which has a planned liquidation date of four years from its offering commencement date also with the possibility of two one-year extensions. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, no private program had liquidated all of its assets.

SR Real Estate Investors, L.P. and SR Real Estate Investors II, L.P.

SR Real Estate Investors, L.P. (“SR I”) is a Delaware limited partnership formed on October 9, 2002 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. SR Real Estate Investors II, L.P. (“SR II”) is a Delaware limited partnership formed on September 5, 2003 for the same purposes as SR I. Resource Real Estate was the co-sponsor of both programs and its affiliates have served as the manager of both programs since their inception. SR I issued 800 units to 156 investors in a private placement offering, which began on October 28, 2002 and ended on April 15, 2003 and raised $19,200,000 of gross offering proceeds (excluding the investment by Resource Capital Partners). SR II issued 782 units to 88 investors in a private placement offering, which began on September 15, 2003 and ended on May 31, 2004 and raised $4,050,000 of gross offering proceeds (excluding the investment by Resource Capital Partners). Resource Real Estate and Sage Real Estate Advisors have served as co-sponsors of SR I and SR II since their inceptions. On June 30, 2006, AR Real Estate Investors, LLC (“AR”) acquired 99.9% of the limited partnership interests of SR I and SR II. Effective July 1, 2006, SR I and SR II were consolidated into AR. Resource Capital Partners, Inc., an affiliate of the sponsor, is the managing member of AR and owns 10% of AR.

As of December 31, 2011, $916,992 of asset management fees due to Resource Capital Partners, Inc. had been accrued. In the AR program, the asset management fees are required to be accrued until the investors receive the applicable priority return for the program.

As of December 31, 2011, SR I and SR II (now AR) had acquired interests in six properties amounting to a total investment of $96,365,520. As of December 31, 2011, five of these properties had been sold. The properties, which are described below, are all multifamily residential properties. The one remaining property is located in Pennsylvania.

As of December 31, 2011, AR owned interests in the following properties:

Property Name	Ownership Interest	Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs(2)	Share of Mortgage Debt at Purchase	No. of Units	Location
Nittany Pointe	100.0%	03/31/03	$14,750,000	$310,000	$12,750,000	624 (3)	Altoona, PA

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(3)	Nittany Pointe is a student housing complex with 156 units containing 624 beds, which is rented per bed.

As of December 31, 2011, AR had sold its interests in the following properties:

Property Name	Date of Purchase	Date of Sale	Ownership Interest		Gain (Loss) on Sale
Summerview	06/22/04	07/15/05	51.6	%(1)	$1,687,000
Chinoe Creek	05/12/03	06/22/09	100.0%		$203,000
Summit	12/16/08	12/09/09	100.0%		$105,653
Portland Courtyard	09/11/03	07/24/09	100.0%		$144,567
Tanglewood Court	06/18/03	09/19/11	100%		$5,134,398

(1)	Resource Real Estate Investors, L.P. owned 18%, an affiliated entity owned 20.4% and an unaffiliated entity owned 10%.

Resource Real Estate Investors, L.P.

Resource Real Estate Investors, L.P. (“RREI I”) is a Delaware limited partnership formed on January 30, 2004 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. RREI I issued 738,655 units to 135 investors in a private placement offering, which began on May 3, 2004 and ended on December 31, 2004 and raised $7,300,000 of gross offering proceeds (excluding the investment by Resource Capital Partners). Resource Real Estate has served as the sponsor and its affiliate has served as the manager of RREI I since its inception. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, $410,589 of investment management fees due to Resource Capital Partners, Inc. had been accrued. In the RREI I program, up to 50% of the investment management fees are required to be accrued until the investors receive the applicable priority return for the program. In addition, Resource Capital Partners, Inc. advanced $313,504 in 2008 and $154,772 in 2009 for distributions to investors in RREI I. In addition, $380,051 of the property management fees due to affiliates of our sponsor had been accrued. Advances due to Resource Capital Partners, Inc. as of December 31, 2011 were $201,893.

As of December 31, 2011, RREI I had purchased interests in four properties amounting to a total investment of $23,319,525. As of December 31, 2011, one of these properties had been sold. The properties, which are described below, are all multifamily residential properties. Of the four properties, two were in California, one was in North Carolina and one was in New Mexico.

As of December 31, 2011, RREI I owned interests in the following properties:

Property Name	Ownership Interest	Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs (2)	Share of Mortgage Debt at Purchase	No. of Units	Location
Falls at Duraleigh	51.0%(3)	12/21/04	$9,307,500	$192,000	$7,905,000	396	Raleigh, NC
Avalon	90.0%(4)	01/06/05	$5,265,000	$190,000	$5,000,000	72(5)	Los Angeles, CA
Sage Canyon	100.0%	03/31/05	$5,100,000	$184,000	$4,320,000	105	Albuquerque, NM

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(3)	Resource Real Estate Investors II, L.P., an affiliated private program owns the other 49%.
(4)	An unaffiliated third party owns the other 10%.
(5)	Avalon is a student housing complex with 15 units containing 72 beds, which is rented per bed.

As of December 31, 2011, RREI I had sold its interest in the following property:

Property Name	Date of Purchase	Date of Sale	Ownership Interest(1)	Gain (Loss) on Sale
Summerview	06/22/04	07/15/05	18.0%	$500,000

(1)	SR I and SR II, now AR, owned 51.6%, an affiliated entity owned 20.4% and an unaffiliated entity owned 10%.

Resource Real Estate Investors II, L.P.

Resource Real Estate Investors II, L.P. (“RREI II”) is a Delaware limited partnership formed on February 3, 2005 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. RREI II issued 1,362,222 units to 270 investors in a private placement offering, which began on February 15, 2005 and ended on July 15, 2005 and raised $13,458,888 of gross offering proceeds (excluding the investment by Resource Capital Partners). Resource Real Estate has served as the sponsor and its affiliate has served as the manager of RREI II since its inception. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, $918,109 of investment management fees due to Resource Capital Partners, Inc. had been accrued. In the RREI II program, the investment management fees are required to be accrued until the investors receive the applicable priority return for the program. In addition, $807,994 of the property management fee due to affiliates of our sponsor had been accrued.

As of December 31, 2011, RREI II had purchased interests in seven properties, amounting to an investment by RREI II of $35,996,000 (RREI II’s aggregate share of purchase price, including RREI II’s aggregate share of debt financing at acquisition). Of the seven properties, four were in Arkansas, one was in New Mexico, one was in North Carolina and one was in Kansas. As of December 31, 2011, none of these properties had been sold. The properties, which are described below, are all multifamily residential properties.

As of December 31, 2011, RREI II owned interests in the following properties:

Property Name	Ownership Interest		Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs(2)	Share of Mortgage Debt at Purchase	No. of Units	Location
Falls at Duraleigh	49.0	%(3)	12/21/04	$8,942,000	$184,000	$7,595,000	396	Raleigh, NC
Cuestas	100.0%		03/31/05	$7,300,000	$178,000	$5,680,000	104	Las Cruces, NM
Oak Park	25.3	%(4)	06/30/05	$8,004,000	$63,000	$6,079,000	511	Lenexa, KS
Berkley	25.0	%(5)	09/22/05	$2,849,000	$20,000	$2,183,000	252	Little Rock, AR
Fairfield	25.0	%(5)	09/22/05	$3,812,000	$26,000	$2,920,000	337	Little Rock, AR
Pleasant Pointe	25.0	%(5)	09/22/05	$2,703,000	$19,000	$2,070,000	259	Little Rock, AR
Valley Crossing	25.0	%(5)	09/22/05	$2,386,000	$16,000	$1,827,000	211	Little Rock, AR

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(3)	Resource Real Estate Investors, L.P., an affiliated private program, owns the other 51%.
(4)	Unaffiliated tenant-in-common owners own the other 74.7%.
(5)	Unaffiliated tenant-in-common owners own the other 75%.

Resource Real Estate Investors III, L.P.

Resource Real Estate Investors III, L.P. (“RREI III”), is a Delaware limited partnership formed on July 19, 2005 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. RREI III issued 2,379,831 units to 422 investors in a private placement offering, which began on August 18, 2005 and ended on June 16, 2006 and raised $23,750,000 of gross offering proceeds (excluding the investment by Resource Capital Partners). Resource Real Estate has served as the sponsor and its affiliate has served as the manager of RREI III since its inception. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, $1,388,454 of investment management fees due to Resource Capital Partners, Inc. had been accrued. In the RREI III program, the investment management fees are required to be accrued until the investors receive the applicable priority return for the program. In addition, $912,635 of the property management fee due to affiliates of our sponsor had been accrued. Resource Capital Partners, Inc. advanced $41,579 in 2008 for distributions to investors in RREI III.

As of December 31, 2011, RREI III had purchased interests in six properties, amounting to an investment by RREI III of $61,800,000 (RREI III’s aggregate share of purchase price, including RREI III’s aggregate share of debt financing at acquisition). Of the six properties, three were in Texas, two were in Kansas and one was in Georgia. As of December 31, 2011, none of these properties had been sold. The properties, which are described below, are all multifamily residential properties.

As of December 31, 2011, RREI III owned interests in the following properties:

Property Name	Ownership Interest		Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs(2)	Share of Mortgage Debt at Purchase	No. of Units	Location
Highland Ridge	25.0	%(3)	11/30/05	$6,006,000	$40,000	$4,880,000	370	Overland Park, KS
Lodge at Overland	25.0	%(3)	11/30/05	$8,294,000	$55,000	$6,740,000	548	Overland Park, KS
Santa Fe	100.0%		01/27/06	$9,800,000	$271,000	$8,080,000	272	El Paso, TX
Foxglove	100.0%		01/27/06	$7,400,000	$204,000	$6,000,000	178	El Paso, TX
Howell Bridge	100.0%		09/20/06	$19,300,000	$391,000	$12,900,000	256	Duluth, GA
Grove at White Oak	100.0%		09/28/06	$11,000,000	$295,000	$9,000,000	156	Houston, TX

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(3)	Unaffiliated tenant-in-common owners own the other 75%.

Resource Real Estate Investors IV, L.P.

Resource Real Estate Investors IV, L.P. (“RREI IV”) is a Delaware limited partnership formed on May 26, 2006 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. RREI IV issued 2,834,940 units to 481 investors in a private placement offering, which began on July 17, 2006 and ended on December 31, 2006 and raised $28,268,716 of gross offering proceeds (excluding the investment by Resource Capital Partners). Resource Real Estate has served as the sponsor and its affiliate has served as the manager of RREI IV since its inception. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, $1,483,656 of investment management fees due to Resource Capital Partners, Inc. had been accrued. In the RREI IV program, the investment management fees are required to be accrued until the investors receive the applicable priority return for the program. In addition, $254,508 of the property management fee due to affiliates of our sponsor had been accrued.

As of December 31, 2011, RREI IV had purchased interests in six properties, amounting to an investment by RREI IV of $56,166,000 (RREI IV’s aggregate share of purchase price, including RREI IV’s aggregate share of debt financing at acquisition). Of the six properties, four were in Texas, one was in Kansas and one was in Tennessee. As of December 31, 2011, none of these properties had been sold. The properties, which are described below, are all multifamily residential properties.

As of December 31, 2011, RREI IV owned interests in the following properties:

Property Name	Ownership Interest		Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs(2)	Share of Mortgage Debt at Purchase	No. of Units	Location
Regents Center	21.0	%(3)	03/31/06	$7,770,000	$45,000	$5,050,500	424	Overland Park, KS
Heritage Lake	51.4	%(4)	11/22/06	$13,121,000	$540,000	$8,322,330	262	Knoxville, TN
Wyndham	60.0	%(5)	12/18/06	$10,725,000	$204,000	$7,953,000(6)	448	Houston, TX
Westchase Crossing	60.0	%(5)	12/18/06	$8,775,000	$166,000	$6,507,000(6)	366	Houston, TX
Wind Tree	100.0%		02/28/07	$8,925,000	$285,000	$7,140,000	256	El Paso, TX
Pear Tree	100.0%		03/30/07	$6,850,000	$237,000	$5,480,000	156	El Paso, TX

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(3)	Unaffiliated tenant-in-common owners own the other 79%.
(4)	Unaffiliated tenant-in-common owners own the other 48.6%.
(5)	Unaffiliated tenant-in-common owners own the other 40%.
(6)	The same mortgage loan is secured by both Westchase Crossing and Wyndham.

Resource Real Estate Investors V, L.P.

Resource Real Estate Investors V, L.P. (“RREI V”) is a Delaware limited partnership formed on January 26, 2007 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. RREI V issued 3,333,202 units to 491 investors in a private placement offering, which began on February 19, 2007 and ended on September 21, 2007 and raised $33,247,781 of gross offering proceeds (excluding investment by Resource Capital Partners). Resource Real Estate has served as the sponsor and its affiliate has served as the manager of RREI V since its inception. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” to this supplement.

As of December 31, 2011, $1,556,609 of investment management fees due to Resource Capital Partners, Inc. had been accrued. In the RREI V program, the investment management fees are required to be accrued until the investors receive the applicable priority return for the program. In addition, $53,773 of the property management fee and $246,652 of debt management fees due to affiliates of our sponsor had been accrued.

As of December 31, 2011, RREI V had purchased interests in five properties, amounting to an investment by RREI V of $67,947,000 (RREI V’s aggregate share of purchase price, including RREI V’s aggregate share of debt financing at acquisition). Of the five properties, two were in Arkansas, two were in Georgia and one was in Texas. As of December 31, 2011, none of these properties had been sold. The properties, which are described below, are all multifamily residential properties.

As of December 31, 2011, RREI V owned interests in the following properties:

Property Name	Ownership Interest		Purchase Date	Share of Purchase Price(1)	Share of Acquisition Costs(2)	Share of Mortgage Debt at Purchase		No. of Units	Location
Chenal Lakes	51.0	%(3)	05/10/07	$17,232,747	$260,000	$13,872,000	(4)	456	Little Rock, AR
Brightwaters	51.0	%(3)	05/10/07	$8,114,253	$122,000	$6,528,000	(4)	256	Little Rock, AR
Magnolia Villas	100.0%		06/28/07	$11,300,000	$341,000	$9,040,000		144	Savannah, GA
West Wind Landing	100.0%		06/28/07	$18,600,000	$489,000	$14,880,000		192	Savannah, GA
Ryan’s Crossing	100.0%		09/28/07	$12,700,000	$425,000	$8,255,000		248	El Paso, TX

(1)	Purchase price does not include acquisition costs.
(2)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(3)	Unaffiliated tenant-in-common owners own the other 49%.
(4)	The same mortgage loan is secured by both Chenal Lakes and Brightwater.

As of December 31, 2011, RREI V had purchased one subordinated note, amounting to a total investment by RREI V of $2,575,000. The note, which is described below, is secured by a multifamily, residential property and is still held by RREI V.

Underlying Property Name	Location	Ownership Interest	Purchase Date	Purchase Price (1)	Face Value	Maturity Date	Interest Rate
Morgan	Rockville, MD	100.0%	6/12/07	$2,575,000	$2,550,000	01/11/12	10.75%

(1)	Purchase price includes acquisition costs.

Resource Real Estate Opportunity Fund L.P.

Resource Real Estate Opportunity Fund, L.P. (“Opportunity Fund”) is a Delaware limited partnership formed on December 23, 2008 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified real estate investments. Opportunity Fund issued 4,168,912 units to 488 investors in a private placement offering, which began on January 19, 2009 and ended on December 31, 2009 and raised $41,398,677 of gross offering proceeds. Resource Real Estate has served as the sponsor and its affiliate has served as the manager of Opportunity Fund since its inception.

As of December 31, 2011, Opportunity Fund had acquired interests in six properties amounting to a total investment of $24,918,589. As of December 31, 2011, one of these properties had been sold. The properties, which are described below, are all multifamily residential properties.

As of December 31, 2011, Opportunity Fund owned interests in the following properties:

Property Name	Ownership Interest	Purchase Date	Share of Purchase Price		Share of Acquisition Costs(1)	Share of Mortgage Debt at Purchase	No. of Units	Location
Wyndridge	100.0%	09/29/09	$9,500,000	(2)	$259,222	$9,500,000	568	Memphis, TN
Apache	100.0%	1/27/10	$3,800,000		$135,843	$—	296	Houston, TX
Waterstone	100.0%	3/19/10	$5,650,000		$91,183	$5,406,747	378	Memphis, TN
Parkgreen	100.0%	3/31/10	$4,452,650		$56,162	$—	307	Houston, TX
Parkway	100.0%	3/31/10	$5,047,350		$63,340	$—	348	Houston, TX

(1)	Acquisition costs include property acquisition fees, legal costs, due diligence fees, transfer taxes, filing fees and other costs incurred in connection with the closing.
(2)	Purchase price does not include acquisition costs.

As of December 31, 2011, Resource Real Estate Opportunity Fund L.P. had sold its interest in the following property:

Property Name	Date of Purchase	Date of Sale	Ownership Interest(1)	Gain (Loss) on Sale
Mill Creek	06/26/09	5/2010 - 10/2010	100.0%	$2,628,000

Adverse Business Developments or Conditions

Certain of our programs have experienced lower than originally expected cash flows from operations. The deep and long recession that began in the United States in December 2007 has made it significantly more difficult for multifamily property owners, including the multifamily real estate funds sponsored by our sponsor, to increase rental rates to planned levels and maintain occupancy rates during periods of unprecedented nationwide job losses. According to REIS, Inc., vacancy rates for multifamily properties in the United States as of October 15, 2009 reached a 23-year high and were approaching record levels. In addition to the severe economic downturn, prior to the fourth quarter of 2007, Resource Real Estate exclusively hired third-party property managers to manage the day-to-day operations of the funds’ properties. We believe third-party property managers are generally less effective than in-house property managers due to the fact that they do not have the same compensation incentive to meet an owner’s goals and projections. By relying on third-party onsite property management, it took longer to stabilize occupancy in properties after acquisition than was expected. Starting in the fourth quarter of 2007, Resource Real Estate formed a new subsidiary, Resource Real Estate Management, Inc., d/b/a Resource Residential, to be the property manager of all of the properties owned by its funds in order to better control the performance of the properties. See “Investment Objectives and Policies—Real Estate Asset Management Strategy—Experienced-Based Multifamily Management Strategy.” Finally, operating cash flow available after distributions has been adversely affected by timing issues with rent collection and the payment of expenses such as real estate taxes under appeal, causing either excess or deficit cash flows after distributions for a given period.

The following lists adverse business developments for investment programs sponsored by our sponsor and its affiliates: Distributions in RREI I have been funded in prior years from a combination of operating cash flow, sale proceeds and reserves and advances from its general partner. For 2004 and 2007, RREI I had negative cash flow from operations of $111,874 and $206,885, respectively. During 2005, 2007, 2008 and 2009, RREI I utilized $232,348, $541,776, $313,504 and $154,772, respectively, from reserves to supplement cash flow from operations. As of December 31, 2011, RREI I had received advances in the amount of $2,254,520 and had made cumulative distributions of $2,417,536. Distributions in RREI II have been funded from a combination of operating cash flow and reserves. For 2006 and 2007, RREI II had negative cash flow from operations of $680,056 and $42,097, respectively. During 2006, 2007 and 2008, RREI II utilized $774,457, $108,704 and $65,217, respectively, from reserves to supplement cash flow from operations. As of December 31, 2011, RREI II had received advances in the amount of $301,816 and had made cumulative distributions of $4,210,755. Distributions in RREI III have been funded from a combination of operating cash flow and reserves and advances from its general partner. Cash flow deficiencies occurred at one of the fund properties due to third-party property management issues and the delay until 2009 in receiving 2007 and 2008 tax refunds from a tax appeal on one fund property located in Texas. During 2007, RREI III utilized $473,343 from reserves to supplement cash flow from operations. As of December 31, 2011, RREI III had received advances in the amount of $279,212 and had made cumulative distributions of $5,712,340. Distributions in RREI V have been funded from a combination of operating cash flow and reserves. Cash flow deficiencies occurred in 2008 and 2009 at some of the properties in the fund due to third-party property management issues. As of December 31, 2011, RREI V had made cumulative distributions of $7,143,936. Distributions in RREI VI have been funded from a combination of operating cash flow and reserves. Cash flow deficiencies have occurred due to a drop in occupancy at one of the fund properties due to sizable layoffs at a large employer located across the street from that property. Cash flow deficiencies are expected to continue also due to defaults that occurred in connection with all three of the subordinated debt investments held by the fund that was in default. For the fiscal year ended December 31, 2011, Resource Capital Corp. had net income of $37.7 million primarily due to gains on the extinguishment of debt which were offset by increased provisions for loan and lease losses.

Excess operating cash flow after distributions may be retained by the program as reserves to fund anticipated and unanticipated future expenditures or to cover reductions in cash flow resulting from anticipated or unanticipated rent shortfalls. Subsequent to the quickening and deepening of the global and national economic contraction in late 2008, a more conservative distribution policy was enacted for many of our private and public programs. As a part of our more conservative distribution policies, monthly distributions were reduced to 3% for RRE IV, RRE V and RRE VI and to 1% for RRE I, RRE II and RRE III, effective as of April 2010. Excess cash flow after distributions each month is retained by each of those programs as reserves to cover anticipated and unanticipated property expenditures and reductions in cash flow. Where distributions are made that exceed the cash flow generated from operations of the programs, the distributions are made either from cash reserves held by the program to be used for distributions or loans from Resource Capital Partners, Inc. or its affiliates.

Experts

The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

Incorporation of Certain Information by Reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus at our website at http://www.ResourceREIT.com (URL for documents: http://www.resourcereit.com/investor-relations.php). There is additional information about us and our advisor and its affiliates at the website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-160463), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 30, 2012;

•	Current Report on Form 8-K filed with the SEC on April 2, 2012;

•	Current Report on Form 8-K filed with the SEC on March 23, 2012;

•	Current Report on Form 8-K filed with the SEC on March 13, 2012; and

•	Current Report on Form 8-K filed with the SEC on February 15, 2012.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Resource Securities, Inc.

One Commerce Square

2005 Market Street, 15th Floor

Philadelphia, PA 19103

Telephone: (866) 469-0129

Fax: (866) 545-7693

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

APPENDIX A

PRIOR PERFORMANCE TABLES

As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc.

The following Prior Performance Tables (the “Tables”) provide information relating to real estate investment programs (the “Prior Real Estate Programs”) sponsored by Resource Real Estate, Inc. and its affiliates, who control our advisor. As of December 31, 2011, all of the Prior Real Estate Programs (other than Resource Capital Corp, which is publicly traded) were closed or completed. Each of the Prior Real Estate Programs presented has investment objectives somewhat similar to Resource Real Estate Opportunity REIT, Inc. and was formed for the purpose of investing in commercial real estate similar to at least one type in which Resource Real Estate Opportunity REIT, Inc. intends to invest. Other than Resource Real Estate Opportunity Fund, L.P. and Resource Capital Corp., all of the Prior Real Estate Programs invested in stabilized, income-producing multifamily rental properties and held the properties for a longer period than we intend to hold properties. Resource Real Estate Opportunity Fund, L.P. invests in distressed debt and real estate owned by financial institutions. Resource Capital Corp., a publicly traded REIT that is not currently in offering as of the date of this report, invests in real estate related debt investments.

Investors in Resource Real Estate Opportunity REIT, Inc. will not own any interest in any Prior Real Estate Program and should not assume that they will experience returns, if any, comparable to those experienced by investors in the Prior Real Estate Programs.

Our advisor is responsible for the acquisition, operation, maintenance and resale of the real estate properties and real estate-related debt investments. Resource Real Estate, Inc. controls our advisor and was a sponsor of the Prior Real Estate Programs. The financial results of the Prior Real Estate Programs thus provide an indication of Prior Real Estate Programs for which Resource Real Estate, Inc. was ultimately responsible and the performance of these programs during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

The tables presented in this report provide summary unaudited information related to the Prior Real Estate Programs. By purchasing shares in our ongoing public offering, investors will not acquire any ownership interest in any funds to which the information in this report relates and investors should not assume that they will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this report were conducted through privately-held entities that may not have been subject to the up-front commissions, fees and expenses associated with our ongoing public offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The information in this report should be read together with the summary information under the “Prior Performance Summary” section of this supplement and with Table VI included in Part II of our Registration Statement. The following tables are included in this report:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Annual Operating Results of Prior Real Estate Programs; and

•	Table V – Sale or Disposition of Assets.

TABLE I

(UNAUDITED)

EXPERIENCE IN RAISING AND INVESTING FUNDS

This Table sets forth a summary of the experience of the sponsors of Prior Real Estate Programs that have closed offerings since January 1, 2009. The Prior Real Estate Programs have somewhat similar investment objectives to Resource Real Estate Opportunity REIT, Inc. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.

As of December 31, 2011

	Resource Real Estate Investors 7, L.P.		Resource Real Estate Opportunity Fund, L.P.
Dollar amount offered	$55,000,000		$50,000,000

Dollar amount raised	$32,538,308	59%	$41,398,677	83%
Less offering expenses:
Selling commissions and discounts	(2,453,062)	-7.54%	(2,359,724)	-5.70%
Underwriting	(613,265)	-1.88%	(786,575)	-1.90%
Organization and offering expenses paid to general partner or its affiliates	(813,458)	-2.50%	(1,034,967)	-2.50%
Reserves	(330,804)	-1.02%	(2,423,817)	-5.85%

Proceeds available for investment	$28,327,719	87.06%	$34,793,594	84.05%

Acquisition costs:
Prepaid items	11,529,374	17.43%	8,937,948	19.11%
Closing costs	1,510,219	2.28%	500,824	1.07%
Cash down payment	10,057,000	15.20%	24,918,589	53.27%
Debt proceeds	41,243,000	62.34%	11,986,350	25.62%
Acquisition fees paid to general partner	1,821,267	2.75%	436,233	0.93%
Property level reserves	—	0.00%	—	—%

Total acquisition cost	$66,160,860	100.00%	$46,779,944	100.00%

Percent leverage	62.34%		25.62%
Date offering commenced	6/16/2008		1/19/2009
Date offering closed	9/11/2009		12/31/2009
Length of offering (in months)	16		12
Months to invest 90% of amount available for investment	7		9

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (cont’d)

(ON A PERCENTAGE BASIS)

As of December 31, 2011

	with exercised Warrants			without exercised Warrants
	Resource Capital Corp.			Resource Capital Corp.
Dollar amount offered	$455,645,828 (1)			$450,012,623

Dollar amount raised	$455,645,828	100.00	% (2)	$450,012,623	100.00%
Less offering expenses:
Selling commissions	—	—%		—	—%
Underwriting	(11,646,563)	-2.56	% (3)	(11,646,563)	-2.59	% (3)
Organization and offering expenses paid	(6,955,949)	-1.53	% (4)	(6,955,949)	-1.55	% (4)
Reserves	—	—%		—	—%

Proceeds available for investment	$437,043,316	95.92%		$431,410,111	95.87%

Acquisition costs:
Prepaid items	—	—%		—	—%
Closing costs	—	—%		—	—%
Cash down payment	—	—%		—	—%
Debt proceeds	—	—%		—	—%
Acquisition fees paid to general partner	—	—%		—	—%
Property level reserves	—	—%		—	—%

Total acquisition cost	$—	—%		$—	—%

Percent leverage	78.81% (5)			78.81% (5)
Date offering commenced	1/31/2006			1/31/2006
Date offering closed	2/6/2006			2/6/2006
Length of offering (in days)	7			7
Months to invest 90% of amount available for investment	16 (6)			16 (6)

(1)

Offering Proceeds with exercised warrants represent stock warrants issued in January 2006 that matured January 2009 and allowed stock purchases to be purchased at $15.00/share (total of 375,547 exercised for proceeds of $5.633 million).

(2)	Offering Proceeds are from January 1, 2006 through December 31, 2011 (Comprised of IPO and Follow-On offering/Greenshoe and additional 2009 offering and DRIP proceeds).
(3)	Underwriting Commissions paid to IPO, Follow-On Offering and 2009 offering to the underwriters of RSO.
(4)	Public Offering Expenses on a cash-basis paid from January 1, 2006 to December 31, 2011.
(5)	Leverage Calculation provided is per RCC’s financial covenants with counterparties whom request similar information.
(6)	Basis of information is February 2006 to close of RREF CDO 2007-1 in June 2007 where final offering proceeds were invested in the CDO Equity.

TABLE II

(UNAUDITED)

COMPENSATION TO SPONSOR

This Table sets forth the cumulative compensation received by affiliates of Resource Real Estate, Inc., including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations, for Prior Real Estate Programs that have closed offerings since January 1, 2009 and those Prior Real Estate Programs which paid compensation to our sponsor since January 1, 2009. The Prior Real Estate Programs have somewhat similar investment objectives to Resource Real Estate Opportunity REIT, Inc.

As of December 31, 2011

	SR Real Estate Investors, L.P.	SR Real Estate Investors II, L.P.	Resource Real Estate Investors, L.P.	Resource Real Estate Investors II, L.P.	Resource Real Estate Investors III, L.P.	Resource Real Estate Investors IV, L.P.
Date offering commenced	10/28/2002	9/15/2003	5/3/2004	2/15/2005	8/18/2005	7/17/2006
Date offering closed	4/15/2003	5/31/2004	12/31/2004	7/15/2005	6/16/2006	12/31/2006

Dollar amount raised	$20,000,000	$5,262,138	$8,100,000	$14,200,250	$25,000,000	$29,593,716

Amount paid to sponsor from proceeds of offering:
Underwriting fees	192,000	40,497	133,776	257,428	469,387	553,949
Acquisition fees:
- Real estate commissions	—	—	—	—	—	—
- Advisory fees for property acquisition	1,501,124	248,950	407,905	667,182	1,135,313	1,084,825
- Debt placement fees	1,380,207	197,770	344,390	494,813	833,000	706,735
Other - organization and offering expenses	576,000	77,969	219,000	282,260	486,563	466,839

Dollar amount of cash generated from operations before deducting payments to sponsors	5,815,999	1,404,000	1,683,161	3,935,789	6,630,970	9,901,129

Amount paid to sponsor from operations:
Property management fees	114,052	—	71,044	139,413	496,417	278,998
Partnership management fees	318,302	35,890	54,560	—	—	—
Reimbursements	—	—	—	—	—	—
Leasing commissions	—	—	—	—	—	—
Other	—	—	—	—	—	—

Dollar amount of property sales and refinancing before deducting payments to sponsor
- Cash	3,414,126	888,490	1,500,583	—	—	—
- Notes	—	—	—	—	—	—

Amount paid to sponsor from property sales and refinancing
Real estate commissions	—	—	—	—	—	—
Incentive fees	—	—	—	—	—	—
Other	—	—	—	—	—	—

TABLE II

(UNAUDITED)

COMPENSATION TO SPONSOR (cont’d)

As of December 31, 2011

	Resource Real Estate Investors V, L.P.	Resource Real Estate Investors 6, L.P.	Resource Real Estate Investors 7, L.P.	Resource Real Estate Opportunity Fund, L.P.
Date offering commenced	2/19/2007	10/1/2007	6/16/2008	1/19/2009
Date offering closed	8/31/20007	5/23/2008	9/11/2009	12/31/2009

Dollar amount raised	$35,000,000	$36,842,105	$32,538,308	$41,398,677

Amount paid to sponsor from proceeds of offering:
Underwriting fees	664,080	699,180	613,265	786,575
Acquisition fees:
- Real estate commissions	—	—	—	—
- Advisory fees for property acquisition	1,345,035	1,330,964	1,099,514	436,233
- Debt placement fees	920,063	792,295	721,753	—
Other - organization and offering expenses	831,194	888,521	813,458	1,034,967

Dollar amount of cash generated from operations before deducting payments to sponsor	6,620,004	3,159,155	2,794,089	(1,434,376)

Amount paid to sponsor from operations:
Property management fees	406,556	544,337	430,493	—
Partnership management fees	—	—	—	1,352,597
Reimbursements	—	—	—	—
Leasing commissions	—	—	—	—
Other	—	—	—	—

Dollar amount of property sales and refinancing before deducting payments to sponsor
- Cash	—	—	—	—
- Notes	—	—	—	—

Amount paid to sponsor from property sales and refinancing
Real estate commissions	—	—	—	—
Incentive fees	—	—	—	—
Other	—	—	—	—

TABLE II

(UNAUDITED)

COMPENSATION TO SPONSOR (cont’d)

As of December 31, 2011

Resource Capital Corp.
Date offering commenced	1/31/2006
Date offering closed	2/6/2006
Dollar amount raised	$455,645,828

Amount paid to sponsor from proceeds of offering:
Underwriting fees	—
Acquisition fees:
- Real estate commissions	—
- Advisory fees for property acquisition	—
- Debt placement fees	—
Other – organization and offering expenses	—

Dollar amount of cash generated from operations before deducting payments to sponsor	173,222,306

Amount paid to sponsor from operations:
Property management fees	—
Partnership management fees	—
Reimbursements	4,442,554	(1)
Leasing commissions	—
Other	52,081,660	(2)

Dollar amount of property sales and refinancing before deducting payments to sponsor
- Cash	—
- Notes	—

Amount paid to sponsor from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other	—

(1)	Reimbursements represent Allocated Expenses paid to Resource America, Inc. for Manager Expenses from March 8, 2005 to December 31, 2011.
(2)	Other is comprised of the following:

-RCC payment of Base Management Fees (March 2005 to December 2011)	$32,263,352
-RCC payment of Incentive Mgmt Fees (March 2005 to December 2011)	$14,946,956
-RCC payment of LEAF Servicing Fees (September 2005 to December 2011)	$2,991,358
-RCC payment of LEAF Acquisition Fees (September 2005 to December 2011)	$1,879,994

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS

This Table sets forth the annual operating results of Prior Real Estate Programs that have closed offerings since January 1, 2007 and that have somewhat similar investment objectives to Resource Real Estate Opportunity REIT, Inc.

Resource Real Estate presents the data in Prior Performance Table III for each program on either a “GAAP basis” or an “income tax basis” depending on the reporting requirements of the particular program. The Table III presentation of Revenues, Expenses and Net Income for the public program has been prepared and presented by Resource Real Estate in conformity with accounting principles generally accepted in the Unites States of America, or GAAP, which incorporates accrual basis accounting. Resource Real Estate presents Table III for all private programs on an income tax basis (which can in turn be presented on either a cash basis or accrual basis), as the only applicable reporting requirement is for the year-end tax information provided to each investor. The Table III data for all private programs are prepared and presented by Resource Real Estate in accordance with the cash method of accounting for income tax purposes.

Although SEC rules and regulations allow Resource Real Estate to record and report results for its private programs on an income tax basis, investors should understand that the results of these private programs may be different if they were reported on a GAAP basis. Some of the major differences between GAAP accounting and income tax accounting (and, where applicable, between cash basis and accrual basis income tax accounting) that impact the accounting for investments in real estate are described below:

•

The primary difference between the cash methods of accounting and accrual methods (both GAAP and the accrual method of accounting for income tax purposes) is that the cash method of accounting generally reports income when received and expenses when paid while the accrual method generally requires income to be recorded when earned and expenses recognized when incurred.

•

GAAP requires that, when reporting lease revenue, the minimum annual rental revenue be recognized on a straight-line basis over the term of the related lease, whereas the cash method of accounting for income tax purposes requires recognition of income when cash payments are actually received from tenants, and the accrual method of accounting for income tax purposes requires recognition of income when the income is earned pursuant to the lease contract.

•

GAAP requires that when an asset is considered held for sale, depreciation ceases to be recognized on that asset, whereas for income tax purposes, depreciation continues until the asset either is sold or is no longer in service.

•

GAAP requires that when a building is purchased, certain intangible assets and liabilities (such as above-and below-market leases, tenant relationships and in-place lease costs) are allocated separately from the building and are amortized over significantly shorter lives than the depreciation recognized on the building. These intangible assets and liabilities are not recognized for income tax purposes and are not allocated separately from the building for purposes of tax depreciation.

•

GAAP requires that an asset is considered impaired when the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by the asset, and an impairment loss must then be recognized to decrease the value of the asset to its fair value. For income tax purposes, losses are generally not recognized until the asset has been sold to an unrelated party or otherwise disposed of in an arm’s-length transaction.

When a real estate program owns 100% of the property, 100% of the program’s operating results are presented for the relevant years. When a real estate program directly invests in and owns a partial tenant-in-common interest in the property (as an example, 25.0%) and the remaining interest of the property (75.0%) is owned by unaffiliated tenants-in-common, only the operating results relating to the program’s ownership in the property (25.0%) are presented for the relevant years. The allocation is based on the public or private program’s effective ownership in the property.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2011

	Resource Real Estate Investors V, L.P.
	2007	2008	2009	2010	2011
Gross Revenue	$5,828,382	$10,757,366	$11,034,249	$11,625,718	$12,152,444
Income/loss on investment in unconsolidated entity	—	—	—	—	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	(2,193,598)	(5,217,976)	(5,347,478)	(5,339,620)	(5,676,184)
Interest expense	(2,493,956)	(4,434,639)	(4,421,954)	(4,421,954)	(4,421,954)
Provision for loan loss	—	—	—	—	(2,565,458)
Depreciation	(2,709,880)	(3,965,730)	(3,472,652)	(3,690,748)	(3,837,787)
Depreciation from pass thru investments	—	—	—	—	—

Net Income – GAAP Basis	(1,569,052)	(2,860,979)	(2,207,835)	(1,826,604)	(4,348,939)

Taxable Income
- from operations	(492,284)	(2,450,195)	(2,545,902)	(1,578,831)	(1,499,947)
- from gain on sale	—	—	—	—	—
Cash generated from operations	1,668,063	2,824,672	1,520,566	200,147	2,570,343
Cash generated from equity investments	—	—	—	—	—
Cash generated from sales and refinancing	—	—	—	—	—
Cash generated from recapitalization	—	—	—	—	—

Cash generated from operations, sales and refinancing	1,668,063	2,824,672	1,520,566	200,147	2,570,343

Add: Investment Management Fees (1)	157,506	320,091	320,986	379,013	379,013

Less: Cash distributions to investors
- from operating cash flow	(701,564)	(2,739,190)	(1,384,260)	(1,424,772)	(1,438,276)
- from reserves	—	—	—	—	—
- from sales and refinancing	—	—	—	—	—
- from liquidating distributions	—	—	—	—	—

Cash generated (deficiency) after cash distributions	1,124,005	405,573	457,292	(845,612)	1,511,080
Less: Special Items	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	1,124,005	405,573	457,292	(845,612)	1,511,080

Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from real estate rental activities	(23)	(81)	81	(63)	(60)
- from portfolio interest income	9	11	8	1	—
- from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—

Cash Distributions to Investors Source (on GAAP basis)
- Real estate rental activities	20	78	40	41	41
- Reserves	—	—	—	—	—
- Other	—	—	—	—	—
- Return of capital	—	—	—	—	—

Source (on cash basis)
- Sales	—	—	—	—	—
- Refinancing	—	—	—	—	—
- Reserves	—	—	—	—	—
- Real estate operations	20	78	40	41	41

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all in program)	100%	100%	100%	100%	100%

(1)	Represents deferred fees payable to general partner.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2011

	Resource Real Estate Investors 6, L.P.
	2007	2008	2009	2010	2011
Gross Revenue	$103,328	$7,555,547	$7,720,000	$7,869,776	$8,360,272
Income/loss on investment in unconsolidated entity	—	—	—	—	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	(59,098)	(5,269,225)	(8,403,000)	(5,060,578)	(4,502,520)
Interest expense	(27,301)	(2,454,141)	(2,558,000)	(2,712,362)	(2,631,703)
Depreciation	(39,897)	(3,553,760)	(2,551,000)	(2,638,702)	(2,720,080)
Depreciation from pass thru investments	—	—	—	—	—

Net Income – GAAP Basis	(22,968)	(3,721,579)	(5,792,000)	(2,541,866)	(1,494,031)

Taxable Income
- from operations	3,577	(2,624,767)	(3,547,257)	(2,259,702)	(1,722,537)
- from gain on sale	—	—	—	—	—
Cash generated from operations	748,432	1,210,836	(44,000)	699,550	594,935
Cash generated from equity investments	—	—	—	—	—
Cash generated from sales and refinancing	—	—	—	—	—
Cash generated from recapitalization	—	—	—	—	—

Cash generated from operations, sales and refinancing	748,432	1,210,836	(44,000)	699,550	594,935

Add: Investment Management Fees (1)	2,400	302,933	350,000	397,737	397,737

Less: Cash distributions to investors
- from operating cash flow	—	(1,483,077)	(306,000)	(1,334,302)	(1,108,562)
- from reserves	—	—	(1,690,000)	—	—
- from sales and refinancing	—	—	—	—	—
- from liquidating distributions	—	—	—	—	—

Cash generated (deficiency) after cash distributions	750,832	30,692	(1,690,000)	(237,015)	(115,890)
Less: Special Items	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	750,832	30,692	(1,690,000)	(237,015)	(115,890)

Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from real estate rental activities	(2)	(83)	(102)	(62)	(47)
- from portfolio interest income	2	12	5	—	—
- from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—

Cash Distributions to Investors Source (on GAAP basis)
- Real estate rental activities	—	40	8	36	30
- Reserves	—	—	46	—	—
- Other	—	—	—	—	—
- Return of capital	—	—	—	—	—

Source (on cash basis)
- Sales	—	—	—	—	—
- Refinancing	—	—	—	—	—
- Reserves	—	—	46	—	—
- Real estate operations	—	40	8	36	30

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all in program)	100%	100%	100%	100%	100%

(1)	Represents deferred fees payable to general partner.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2011

	Resource Real Estate Investors 7, L.P.
	2008	2009	2010	2011
Gross Revenue	$934,142	$7,405,605	$7,577,852	$7,945,155
Income/loss on investment in unconsolidated entity	—	—	—	—
Profit on sale of properties	—	—	—	—
Less: Operating expenses	(483,291)	(4,726,818)	(4,544,245)	(4,733,794)
Interest expense	(329,048)	(2,220,240)	(2,274,741)	(2,225,708)
Depreciation	(316,830)	(3,387,686)	(2,044,858)	(2,124,341)
Depreciation from pass thru investments	—	—	—	—

Net Income – GAAP Basis	(195,027)	(2,929,139)	(1,285,992)	(1,138,688)

Taxable Income
- from operations	(116,847)	(1,989,936)	(1,160,747)	(993,171)
- from gain on sale	—	—	—	—
Cash generated from operations	233,172	1,038,578	1,091,846	1,379,953
Cash generated from equity investments	—	—	—	—
Cash generated from sales and refinancing	—	—	—	—
Cash generated from recapitalization	—	—	—	—

Cash generated from operations, sales and refinancing	233,172	1,038,578	1,091,846	1,379,953

Add: Investment Management Fees(1)	28,389	291,277	286,893	286,893

Less: Cash distributions to investors
- from operating cash flow	(71,078)	(1,276,309)	(1,378,739)	(1,636,978)
- from reserves	—	—	(258,206)	—
- from sales and refinancing	—	—	—	—
- from liquidating distributions	—	—	—	—

Cash generated (deficiency) after cash distributions	190,483	53,546	(258,206)	29,868
Less: Special Items	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	190,483	53,546	(258,206)	29,868

Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from real estate rental activities	(22)	(64)	(38)	(32)
- from portfolio interest income	7	3	2	1
- from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—

Cash Distributions to Investors Source (on GAAP basis)
- Real estate rental activities	9	161	174	207
- Reserves	—	—	—	—
- Other	—	—	—	—
- Return of capital	—	—	—	—

Source (on cash basis)
- Sales	—	—	—	—
- Refinancing	—	—	—	—
- Reserves	—	—	—	—
- Real estate operations	9	161	174	207

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all in program)	100%	100%	100%	100%

(1)	Represents deferred fees payable to general partner.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2011

	Resource Real Estate Opportunity Fund, L.P.
	2009	2010	2011
Gross Revenue	$416,475	$5,772,975	$11,502,575
Income/loss on investment in unconsolidated entity	—	—	—
Profit on sale of properties	—	2,749,606	1,275,968
Less: Operating expenses	(1,679,207)	(10,230,577)	(10,970,249)
Interest expense	(176,130)	(1,531,529)	(2,221,010)
Depreciation	(206,718)	(3,167,701)	(3,378,288)
Depreciation from pass thru investments	—	—	—

Net Income – GAAP Basis	(1,645,580)	(6,407,226)	(3,791,004)

Taxable Income
- from operations	(1,072,756)	(9,040,963)	(3,353,110)
- from gain on sale	—	—	—
Cash generated from operations	(1,160,440)	(863,335)	589,399
Cash generated from equity investments	—	—	—
Cash generated from sales and refinancing	—	—	1,275,968
Cash generated from recapitalization	—	—	—

Cash generated from operations, sales and refinancing	(1,160,440)	(863,335)	1,865,367

Add: Investment Management Fees(1)	103,548	216,118	633,630

Less: Cash distributions to investors
- from operating cash flow	—	(1,129,572)	(4,847,421)
- from reserves	—	—	—
- from sales and refinancing	—	—	—
- from liquidating distributions	—	—	—

Cash generated (deficiency) after cash distributions	(1,056,892)	(1,776,789)	(2,348,424)
Less: Special Items	—	—	—

Cash generated (deficiency) after cash distributions and special items	(1,056,892)	(1,776,789)	(2,348,424)

Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from real estate rental activities	(27)	(220)	(82)
- from portfolio interest income	1	2	1
- from recapture	—	—	—
Capital gain (loss)	—	—	—

Cash Distributions to Investors Source (on GAAP basis)
- Real estate rental activities	—	143	613
- Reserves	—	—	—
- Other	—	—	—
- Return of capital	—	—	—

Source (on cash basis)		—
- Sales	—	—	—
- Refinancing	—	—	—
- Reserves	—	—	—
- Real estate operations	—	143	613

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all in program)	100%	100%	100%

(1)	Represents deferred fees payable to general partner.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

(Dollars in Thousands)

As of December 31, 2011

	Resource Capital Corp.
	2007	2008	2009	2010	2011
Gross Revenues - Interest Income	$176,995	$134,341	$97,593	$103,911	$110,194

Profit on sale of properties	—	—	—	—	—

Interest Expense	121,564	79,619	45,427	36,466	30,431

Net Interest Income	55,431	54,722	52,166	67,445	79,763
Rental Income	—	—	—	—	3,656
Dividend Income	—	—	—	—	2,955
Fee Income	—	—	—	—	7,789

Total Revenues	55,431	54,722	52,166	67,445	94,163
Management Fees - related party	6,554	6,301	8,363	13,216	11,022
Equity compensation - related party	1,565	540	1,240	2,221	2,526
Professional services	2,911	3,349	3,866	3,627	3,791
Insurance	466	641	828	759	658
Depreciation on Operating Leases	—	—	—	4,003	—
Depreciation and Amortization	—	—	—	—	4,619
Rental Operating Expense	—	—	—	46	2,743
Other General & Administrative	1,581	1,848	1,764	3,015	3,950
Income tax (benefit) expense	338	(241)	(2)	5,721	12,036

Total Expenses	13,415	12,438	16,059	32,608	41,345
Net Operating Income	42,016	42,284	36,107	34,837	52,818
Net realized and unrealized (losses) gains on investments	(15,098)	(1,637)	(11,581)	(7,192)	3,480
Gain on deconsolidation	14,259	—	—	—	—
Provisions for loan and lease losses	(6,211)	(46,160)	(61,383)	(43,321)	(13,896)
Asset Impairments	(26,277)	—	—	—	(6,898)
Gain on the extinguishment of debt	—	1,750	44,546	34,610	3,875
Gain on the settlement of loan	—	574	—	—	—
Other income	201	115	(1,350)	513	(1,663)

Net income (loss)	8,890	(3,074)	6,339	19,447	37,716
Taxable Income from operations from gain on sale

Cash generated from (used in) operations	23,378	50,950	46,622	20,534	33,037
Cash generated from (used in) investing activities	(665,019)	65,706	17,785	(47,416)	(438,209)
Cash generated from (used in) financing activities	680,282	(66,936)	(26,999)	4,379	418,800

Total cash generated (used)	38,641	49,720	37,408	(22,503)	13,628
Less Cash Distributions to Investors
from operating cash flow	(37,966)	(41,166)	(32,564)	(45,680)	(69,689)
from sales and refinancing	—	—	—	—	—
from other sources	—	—	—	—	—

Cash generated (used) after distributions to investors	675	8,554	4,844	(68,183)	(56,241)

Tax and Distribution Data per $1,000 invested
Ordinary Income (loss)
from operations(1)	114	116	122	134	152
from recapture	—	—	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Operations	109	118	131	145	178
Return of Capital	—	—	—	—	—
Source (on Cash Basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	109	118	131	145	178
Other	—	—	—	—	—

(1)	Represents estimated taxable income for 2008 and 2009, final results are not available.

TABLE V

(UNAUDITED)

SALE OR DISPOSITION OF ASSETS

These Tables set forth summary information on the aggregate sales or disposals of real estate and real estate-related investments by sponsors of Prior Real Estate Programs that have closed offerings since January 1, 2009 and that have somewhat similar investment objectives to Resource Real Estate Opportunity REIT, Inc. All data is as of December 31, 2011.

AR Real Estate Investors, LLC

				Selling Price, Net of Closing Costs, and GAAP Adjustments						Cost of Properties, Including Closing and Soft Costs
Property	Location	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale(1)	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing(1)	Total Acquisition Costs, Capital Improvement, Closing and Soft Costs(2)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures(3)
Chinoe Creek	Lexington, KY	5/12/03	6/22/09	$3,362,159	$13,457,120	—	—	$16,819,279	(4)	$14,700,000	$4,876,025	$19,576,025	$2,446,697
Summit	Albuquerque, NM	12/16/03	12/9/09	2,377,524	8,886,859	—	—	11,264,383	(5)	9,400,000	3,187,905	12,587,905	1,567,399
Portland Courtyard	Los Angeles, CA	9/11/03	7/24/09	2,752,696	4,188,158	—	—	6,940,854	(6)	4,560,000	1,791,707	6,351,707	312,013
Tanglewood Court	Houston, TX	6/12/03	9/19/11	5,134,498	29,183,464	—	—	34,317,962		32,500,000	9,123,359	41,623,359	1,577,411

(1)	Includes financing secured through a first mortgage.
(2)

Includes all costs related to original purchase as well as any costs incurred to maintain investment, including capital improvements. Amounts shown do not include pro rata share of original offering costs.

(3)	Represents excess (deficiency) of property operating cash receipts, including sale proceeds, over operating cash expenditures, including acquisition costs.
(4)	Includes taxable loss from this sale in the amount of $(918,737) of which all $(918,737) is allocated to capital gain.
(5)	Includes taxable gain from this sale in the amount of $300,500 of which all $300,500 is allocated to capital gain.
(6)	Includes taxable gain from this sale in the amount of $1,491,385 of which all $1,491,385 is allocated to capital gain.

TABLE V

(UNAUDITED)

SALE OR DISPOSITION OF ASSETS (cont’d)

Resource Capital Corp.

Date	Investment	Total Dollar Amount Invested	Total Proceeds from Sale of Investment(1)
2009	Investment H-Self Originated Loan-100% interest	16,290,200	7,758,000
2009	Investment I-Self Originated Loan-100% interest	13,550,000	5,895,000
2009	Investment J-Purchased Security	1,398,150	1,618,628
2009	Investment K-Purchased Security	320,000	290,000
2010	Investment L-Purchased Security	3,100,000	1,759,250
2010	Investment M-Purchased Mezzanine Loan	20,000,000	17,000,000
2010	Investment N-Purchased B Note	23,498,627	19,825,000
2010	Investment O-Purchased Security	5,000,000	4,351,563
2010	Investment P-Purchased Security	4,233,000	4,294,338
2010	Investment Q-Purchased Security	3,835,000	3,858,969
2011	Investment R-Purchased Mezzanine Loan	19,131,579	9,565,579
2011	Investment S-Purchased Mezzanine Loan	20,000,000	15,000,000
2011	Investment T-Purchased B Note	15,000,000	12,750,000
2011	Investment U-Purchased Mezzanine Loan	19,416,219	19,416,219
2011	Investment V-Purchased Security	3,290,157	4,542,969
2011	Investment W-Purchased Security	3,533,744	4,581,250
2011	Investment X-Purchased Security	3,406,937	4,623,047
2011	Investment Y-Purchased B Note	14,405,000	12,964,500

(1)	All were loans or securities that were sold during the period indicated above.